Exhibit 5.2

July 3, 2023

Altamira Therapeutics Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Ladies and Gentlemen:

We have acted as special U.S. counsel to Altamira Therapeutics Ltd., an exempted company incorporated in Bermuda (the “Company”), in connection with the preparation and filing of a Registration Statement on Form F-1 (File No. 333-272741) (as amended, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of: (i) up to $6,500,000 of the Company’s common shares, par value CHF 0.20 per share (the “Common Shares”), (ii) common warrants (the “Common Warrants”) to purchase up to $6,500,000 of Common Shares, (iii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to $6,500,000 of Common Shares, and (iv) warrants issued to the Placement Agent (as defined below) (the “Placement Agent Warrants,” together with the Common Warrants and Pre-Funded Warrants, the “Warrants”) to purchase up to $528,125 of Common Shares pursuant to the.

As special U.S. counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced securities, we have reviewed the Registration Statement, Prospectus and the respective exhibits thereto. We have also reviewed such certificates of officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) that, as set forth in a separate opinion delivered to the Company on the date hereof by Conyers Dill & Pearman Limited, special Bermuda counsel to the Company, the execution, delivery and performance by the Company of its obligations under the Warrants have been duly authorized by all necessary corporate action on the part of the Company.

Our opinion is limited to the laws of New York. We express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Warrants, when duly issued and sold by the Company as described in the Registration Statement and Prospectus for the consideration described therein, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP